Exhibit 10.3

[Free English Translation Final Spanish Version]

NOTARY RECORD:

PURCHASE AND SALE OF SHARES

ISSUED BY METRÓPOLIS INTERCOM S.A.

KNOW ALL PERSONS BY THESE PRESENTS, that in Santiago, Chile, this 13 day of April of 2005, before me, Jose Musalem Saffie, Notary Public and Holder of Title to the 48th Notarial Office in and for Santiago, domiciled in this city at Huerfanos 770, 3rd floor, municipal district of Santiago, personally appeared: Mr. Rodrigo Castillo Murillo, Chilean, [marital status], attorney, [ID card No.], domiciled at Reyes Lavalle 3340, 9th floor, municipal district of Las Condes, Santiago, as hereinbelow evidenced for and on behalf of VTR GlobalCom S.A., a stock company duly organized and validly existing under the Laws of Chile, Tax ID No. 78.452.650-K, and with the same domicile as its representative (“VTR” or “Buyer”); and Max Letelier Bomchil, Chilean, [marital status], attorney, [ID card No.], domiciled at Avenida Isidora Goyenechea N°3.120, 3trh floor, municipal district of Las Condes, Santiago, as hereinbelow evidenced for and on behalf of Liberty Comunicaciones de Chile Uno, Ltda., a limited liability company duly organized and validly existing under the Laws of Chile, Tax ID No. 78.525.330-2, and with the same domicile as its representatives (“Uno”, and together with its successors and any other holder of this instrument, “Seller”); the parties appearing, being of legal age and having evidenced their identities with the aforementioned personal documents, hereby set forth as follows: that they hereby enter into a share purchase and sale agreement (the “Transaction”) per the following clauses:

FIRST: Preamble. 1) Share Purchase Agreement. Under an instrument of private record dated as of April 13, 2005, VTR, Uno and Cristalerías de Chile S.A. entered into an English-language share purchase and transfer agreement titled “Purchase and Contribution Agreement” (the “Purchase Agreement”) whereby among other things VTR agreed to purchase from Uno, who in turn agreed to transfer to VTR, all, but one, of the shares owned by Uno and issued by Chilean stock company Metrópolis Intercom S.A. (“Metrópolis”). 2) Shares of Metrópolis. Seller holds sole and exclusive title to 44.485.106 shares issued by Metrópolis, which in all represent 49,9999% of equity capital of said company as evidenced in share certificates Nos. 19, 23, 26, and 29, fully subscribed for and paid up and validly recorded to its name in the Shareholders Registry Book of Metrópolis (the “Metrópolis Shares”). Metrópolis is a closely held stock company incorporated under the Laws of Chile by means of an instrument of public record executed at the Santiago Notarial

Office of Juan Ricardo San Martín Urrejola on February 7th 1996, the excerpt of which is recorded in folio 5156, entry No. 4232 in the Commerce Registry kept by the Santiago Real Estate Recorder’s Office for 1996, published in the Official Gazette on March 2nd 1996. 3) Representations by Uno. Uno has made certain representations and warranties regarding its title to the Metrópolis Shares sold hereby in the Purchase Agreement, all of which have been of the essence in inducing Buyer to enter into this instrument. 4)  In connection with the Purchase Agreement and under an instrument of private record dated as of the same date as the Purchase Agreement, United Chile, Inc., United Chile Ventures, Inc., Cristalerías de Chile S.A. and VTR entered into an English-language shareholders agreement titled “Shareholders Agreement” (hereinafter, as in effect on the date hereof, the “Shareholders Agreement as in Effect on the Date Hereof”).

SECOND: Purchase and Sale of the Metrópolis Shares. Uno, duly represented as first above indicated, hereby sells, assigns and transfers to Buyer, who, duly represented as first above indicated, hereby purchases, accepts and acquires on its own behalf, the Metrópolis Shares identified in Article First above, subject to the terms, deadlines and conditions agreed herein and in the Purchase Agreement. The Metrópolis Shares are sold and transferred with all the voting and dividend rights, assets and interests as to capital, corporate funds of any kind, purpose or denomination, such as reserve, revaluation, credit, profit and dividend funds, accumulated or not, not distributed, even if agreements are pending with regard to their distribution or to which each shareholder is otherwise entitled as owner of shares at Metrópolis at the date of execution of this Transaction, whether originating in the current business year or any previous business years.

THIRD: Purchase Price for the Metrópolis Shares. The total purchase price (the “PP Amount”) for the Metrópolis Shares is 121,550,625.00 United States dollars (“Dollars”).

FOURTH: Terms of Payment.

1) Payment of PP Amount.  Buyer shall duly and punctually pay to Seller in full the PP Amount no later than 10:00 a.m., New York time, on April 13, 2009, at the place and in the manner set out herein.  Except as set out in the following sentence, the obligation to pay the PP Amount shall not bear interest.  Notwithstanding the foregoing sentence to the contrary, upon the occurrence and during the continuance of an Event of Default (as defined below), Buyer shall pay to Seller interest (“Default Interest”) at the Default Rate (as defined below) on any PP Amount outstanding.  In the case of an Event of Default, any PP Amount outstanding plus any Default Interest due and owing at the Default Rate shall be payable on the demand of Seller.  “Default Rate” shall mean the lesser of a) 8% per annum and b) the maximum rate allowable under applicable Law.  Default Interest on the PP Amount shall be computed on the basis of a 360-day year and the actual number of days elapsed. In the event that Buyer is required by applicable Law to deduct or withhold any Taxes from any Default Interest payable under this Agreement, Buyer shall promptly pay Seller such additional amounts as may be required, after the deduction or withholding of such Taxes, to enable Seller to receive from Buyer, on the due date thereof, an amount equal to the full amount stated to be payable to Buyer as Default Interest.

2) Payment Terms.  All payments of the PP Amount, Default Interest and other amounts to be made by Buyer under this instrument shall be paid in immediately available funds, in Dollars, without set off, counterclaim, withholding or deduction of any kind whatsoever, except to the extent required by applicable Law or as specifically provided herein, by deposit in the account specified by Seller in a written notice delivered to Buyer or by delivery to Seller at Seller’s address for notices determined pursuant to the Purchase Agreement, on or before the due date thereof.  Except to the extent otherwise expressly provided herein, whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case and to the extent applicable be included in the computation of payment of Default Interest.  All payments shall be applied first to the payment of Default Interest, if any, due and payable with respect to the PP Amount; and then to the repayment of the aggregate unpaid amount of the PP Amount due and payable.

3) Nature of Obligations; Subordination.  Buyer’s obligations to pay the PP Amount, Default Interest and other amounts to be paid by Buyer under this instrument are general, unsecured obligations of Buyer that do and will rank pari passu with all other present or future general, unsecured obligations of Buyer.  In connection with this instrument, Buyer, Seller, and certain parties to the VTR Credit Agreement have or will enter into an agreement for the purposes of pledging and subordinating Buyer’s obligations to pay the PP Amount, Default Interest, and other amounts to be paid by Buyer under this instrument to the obligations of Buyer under the VTR Credit Agreement on the terms set out in such agreement.

4) Prepayment.  a) Buyer may prepay the outstanding PP Amount in whole or in part at any time and from time to time, by paying Seller an amount (a “Voluntary Prepayment Amount”) equal to the product of the applicable percentage (the “Prepayment Percentage”), as set out below, multiplied by the portion of the total outstanding PP Amount to be prepaid, if paid on any day during the 12-month period commencing on April 13 of the applicable year, as set out below:

Year	Prepayment Percentage

2005	86.3838%
2006	90.7029%
2007	95.2381%
2008	100.0000%

For example, if Buyer decided to prepay USD$60,775,312.50 of the total outstanding PP Amount on any day during the 12-month period commencing on April 13, 2005, the

Voluntary Prepayment Amount would equal USD$52,500,000.00 (determined by multiplying USD$60,775,312.50 by the applicable Prepayment Percentage of 86.3838%).

b) Promptly following Buyer’s receipt of the consolidated financial statements (certified by an independent auditing firm of renowned international prestige listed in the special registry kept by the Securities and Insurance Commission) of Buyer and its Subsidiaries with which Buyer is required to consolidate in accordance with GAAP, for each fiscal year, starting with the fiscal year ending December 31, 2005, Buyer shall prepay, or procure the prepayment of, the outstanding PP Amount in whole or in part, subject to any limitations imposed by the VTR Credit Agreement (as defined in the Shareholders Agreement as in Effect on the Date Hereof), by paying Seller an amount (the “Mandatory Prepayment Amount”) equal to the lesser of i) an amount equal to the Voluntary Prepayment Amount, determined in accordance with clause a) of this paragraph 4), which if paid would result in the full payment of the then outstanding PP Amount and ii) the amount of residual Available Cash (as defined in the Shareholders Agreement as in Effect on the Date Hereof and calculated in respect of such fiscal year), if any, as determined by subtracting 1) the amount of all the payments made or to be made out of Available Cash (calculated in respect of such fiscal year) pursuant to the terms of Section 6.4(a)(i) of the Shareholders Agreement as in Effect on the Date Hereof from 2) the aggregate amount of Available Cash (calculated in respect of such fiscal year).

For example, if no prepayments of the PP Amount had been made and Buyer received its consolidated financial statements for the year ended December 31, 2005 (the applicable fiscal year) on February 1, 2006, Buyer if required will make a prepayment prior to April 13, 2006, and if it was determined that Buyer had Available Cash of USD$105,000,000.00 for such fiscal year and Buyer paid US$50,000,000 of such Available Cash pursuant to the terms of Section 6.4(a)(i) of the Shareholders Agreement, the Mandatory Prepayment Amount would be US$55,000,000.00 (the lesser of the Voluntary Prepayment Amount which if paid as of February 1, 2006 would result in the full payment of the then total outstanding PP Amount, or USD$105,000,000.00, and the amount of residual Available Cash, or USD$55,000,000.00).

c) i) Upon any Voluntary Prepayment Amount being paid under clause a) of this paragraph 4), the outstanding PP Amount shall be reduced so that the outstanding PP Amount immediately following the payment of such Voluntary Prepayment Amount is equal to the result obtained by subtracting 1) the quotient obtained by dividing the Voluntary Prepayment Amount paid by the Prepayment Percentage used to determine such Voluntary Prepayment Amount from 2) the outstanding PP Amount immediately prior to the payment of such Voluntary Prepayment Amount.  ii) Upon any Mandatory Prepayment Amount being paid under clause b) of this paragraph 4), the outstanding PP Amount shall be reduced so that the outstanding PP Amount immediately following the payment of such Mandatory Prepayment Amount is equal to the result obtained by subtracting 1) the quotient obtained by dividing the Mandatory Prepayment Amount paid by the Prepayment Percentage that would have been used to determine such prepayment amount if such prepayment amount had been a Voluntary Prepayment Amount from 2) the outstanding PP Amount immediately prior to the payment of such Mandatory Prepayment Amount.

For example, if a Voluntary Prepayment Amount is paid, or if Buyer receives applicable consolidated financial statements with respect to a Mandatory Prepayment Amount, in each case, in an amount equal to USD$52,500,000.00 on any day during the 12-month period commencing on April 13, 2005, the PP Amount shall be reduced to USD$60,775,312.50 (determined by subtracting (1) the quotient obtained by dividing  USD$52,500,000.00 by the applicable Prepayment Percentage of 86.3838% from (2) the outstanding PP Amount of USD$121,550,625.00).

5) Events of Default.  The occurrence of any one or more of the following events or existence of one or more of the following conditions shall constitute an “Event of Default” under this instrument:  a) Buyer shall fail to pay on or before the due date therefor the PP Amount; or b) Buyer or any of its Subsidiaries i) generally shall not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against it seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law related to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property (except that any proceeding instituted against it shall not constitute an Event of Default if such proceeding has been dismissed within 60 days of the institution of such proceeding against it), or ii) shall take any action to authorize any of the actions set forth in clause i) herein; or c) Buyer shall fail to pay any principal of or interest on any Indebtedness when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other default under any agreement or instrument related to any Indebtedness or any other event shall occur if the effect of such default or event is to allow the lender or the holder thereof to accelerate the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment) prior to the stated maturity thereof; or d) This instrument shall at any time for any reason cease to be in full force and effect; or e) Buyer shall contest the validity or enforceability of, or deny that it has any or further liability or obligations under, this instrument.

7) Acceleration; Remedies Cumulative.  a) Upon the occurrence of an Event of Default set out under clause b) of paragraph 6) of this Article, and without any further action of Seller, the PP Amount shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Buyer.  Upon the occurrence of any other Event of Default hereunder, the PP Amount shall, at the option of Seller exercised by Seller giving notice to Buyer of such exercise, become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Buyer.  In either case, Seller may proceed with every remedy available at Law or in equity or provided for herein or in any document executed in connection herewith, and all expenses incurred by Seller in connection with any remedy shall be deemed indebtedness of Buyer to Seller and a part of the obligations owing by Buyer to Seller hereunder.  b) No delay or failure of Seller in the exercise of any right or remedy provided for hereunder shall be deemed a waiver of the right by Seller and no exercise or partial exercise or waiver of any right or remedy shall be deemed a waiver of any further exercise of such right or remedy or of any other right or remedy that Seller may have.  The rights and remedies herein expressed are cumulative and not exclusive of any right or remedy that Seller shall otherwise have.

8) Waiver of Resolutive Action (Acción Resolutoria). Notwithstanding the provisions of paragraph 7) of this Article Fourth, Seller hereby waives any resolutive action (acción resolutoria) to which he may be otherwise entitled under this Agreement according to applicable Law.

FIFTH: Delivery of Share Certificates. Uno hereby delivers to Buyer the certificates representing the Metrópolis Shares, as identified in Article First above, Buyer declaring having received the same. The entry of this purchase and sale of shares shall be made in the Shareholders Registry Book of Metrópolis on the basis of said share certificates, as a result of which new certificates shall be issued in the name of Buyer for the number of shares being sold and purchased hereunder.

SIXTH: Provisions of Purchase Agreement.  All undefined capitalized terms used in this instrument shall have the meanings set out in the Purchase Agreement.

SEVENTH: Delegation. The bearer of a true copy of this instrument is hereby authorized to apply for the registration of this instrument in the Shareholder Registry Book of  Metrópolis.

EIGHTH: Domicile. For the purposes of this purchase and sale of shares, the parties establish their domicile in the city and municipal district of Santiago.

NINTH: Governing Law. This instrument shall be governed by and construed in accordance with the Laws of Chile, without regard to principles governing conflicts of law.

TENTH: Dispute Resolution. Any controversy, claim, or dispute between the parties hereto that arises out of or relates to this instrument, including any claim or controversy relating to the interpretation, breach, termination, or invalidity of any provision hereof, will be exclusively and finally settled pursuant to and in accordance with the agreement named “Dispute Resolution Agreement”, entered into by private document in the English language dated as of the same date hereof among United Chile, Inc., United Chile Ventures, Inc., VTR, Cristalerías de Chile S.A., CristalChile Inversiones S.A. and Uno (the “Dispute Resolution Agreement”).

ELEVENTH: Exclusion of certain damages. In no event will any party of this Agreement be liable to any other party for such other party’s lost profits, loss of use, lost revenues, or other indirect, incidental, special, or consequential damages. Each party waives and relinquishes claims for such lost profits, loss of use, lost revenues, or other indirect, incidental, special, or consequential damages. Notwithstanding the foregoing, the preceding sentence will not affect the right of the Assignor to claim the payment of Default Interests to which he may be entitled under this Agreement.

the Dispute Resolution Agreement.

TWELFTH: Expenses and Taxes. All costs, expenses, and taxes incurred in connection with this instrument and the transactions contemplated hereby will be borne by the party incurring such expense.

THIRTEENTH: Assignment and Binding Effect. No party may assign any of its rights or delegate any of its obligations under this instrument without the prior written consent of the other party; provided, however, that Seller will be entitled to freely transfer and assign its rights under this instrument to any Person.  All of the terms and provisions of this instrument will be binding on, and will inure to the benefit of, the respective successors and permitted assigns of the parties.

FOURTEENTH: Headings. The article and section headings of this instrument are for reference purposes only and are to be given no effect in the construction or interpretation of this instrument.

FIFTEENTH: Notices. All notices and other communications hereunder must be in writing and must be delivered personally, telecopied (if receipt of which is confirmed by the Person to whom sent), sent by internationally recognized overnight delivery service or mailed by registered or certified mail (return receipt requested) to the parties hereto at the addresses for notices specified in the Purchase Agreement (or to such other Person or address for a party hereto as specified by such party by like notice).  Notice will be deemed given and received upon receipt, if delivered personally, by overnight delivery service or by telecopy, or on the third Business Day following mailing, if mailed, except that notice of a change of address will not be deemed given and received until actually received.

SIXTEENTH: Amendment; Waiver. No provision of this instrument may be amended or modified except by an instrument or instruments in writing signed by the parties hereto and designated as an amendment or modification.  No provision of this instrument may be waived except by an instrument or instruments in writing signed by the parties granting such waiver and designated as a waiver.  No failure or delay by any party hereto in exercising any right, power, or remedy hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof or the exercise of any other right, power, or remedy preclude any further exercise thereof or the exercise of any other right, power, or remedy.  No waiver of any provision hereof will be construed as a waiver of any other provision.

SEVENTEENTH: No Benefit to Others. Except as expressly set forth herein, the covenants and agreements contained in this instrument are for the sole benefit of the parties hereto and their respective successors and permitted assigns, and they will not be construed as conferring and are not intended to confer any rights, remedies, obligations, or liabilities on any other Person, unless such Person is expressly stated herein to be entitled to any such right, remedy, obligation, or liability.

EIGHTEENTH: Interpretation. 1) As used herein, except as otherwise indicated herein or as the context may otherwise require: a) the words “include,” “includes,” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import; b) the words “hereof,” “herein,” “hereunder,” and comparable terms refer to the entirety of this instrument, and not to any particular article, section, or other subdivision hereof; c) any pronoun will include the corresponding masculine, feminine, and neuter forms; d) the singular includes the plural and vice versa; e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated from time to time; f) references to any statute or regulation are to it as amended, modified, supplemented, and restated from time to time, and to any corresponding provisions of successor statutes or regulations; g) except as otherwise expressly provided in this instrument, references to “Article,” “Section,” or another subdivision are to an article, section, or subdivision hereof; and h) references to any “Person” or “Entity” include such Person’s or Entity’s respective successors and permitted assigns. 2) Any reference herein to a “day” or number of “days” (without the explicit qualification of “Business”) will be deemed to refer to a calendar day or number of calendar days.  If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice may be taken or given on the next succeeding Business Day.

NINETEENTH: Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation, and execution of this instrument and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

LEGAL CAPACITIES: The legal capacity of Mr. Max Letelier Bomchil to act for Liberty Comunicaciones de Chile Uno Limitada is evidenced in an instrument of public record dated July 8, 1998, executed in the Notarial Office of Santiago or Mr. Iván Torrealba Acevedo. The legal capacity of Mr. Rodrigo Castillo Murillo to act for VTR is evidenced in an instrument of public record dated April 13, 2005, executed at the Santiago Notarial Office of Jose Musalem Saffie. These legal capacities are not inserted herein as they are known to the parties and the undersigned Notary.

IN WITNESS WHEREOF and following a reading of these presents, the parties appearing set their hands hereunto. A copy was provided. I attest.

/s/ JOSE MUSALEM SAFFIE, Notary Public